PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA
PARTICIPATION RATE WITH CAP INDEX STRATEGY ENDORSEMENT

ANNUITY NUMBER: [001-00001]    EFFECTIVE DATE: [Contract Issue Date]

This Endorsement is made part of your Annuity and describes the Participation Rate with Cap Index Strategy. The Indices and values provided on the Index Strategies Specifications Schedule for this Index Strategy are applicable to your Annuity on the Effective Date. Other Buffers, Indices, and Index Strategy Terms may be available and may vary in the future. If the Initial Index Strategy Base on the Index Strategies Specifications Schedule for this Index Strategy is equal to $0.00, there is no allocation to that Index Strategy as of the Effective Date. We are providing this Endorsement to help describe the Participation Rate with Cap Index Strategy in the event you wish to allocate funds to this type of Index Strategy in the future as described in your Annuity, and so long as this Index Strategy is still available. There are no explicit charges for allocations to the Participation Rate with Cap Index Strategy.

For the purposes of this Endorsement, the following definitions apply:

Cap Rate: The Cap Rate limits the amount of Index Credit that may be credited to the Index Strategy Base on any Index Strategy End Date after the application of the Participation Rate. The Cap Rate may vary by Index, Index Strategy Term and Buffer. The initial Cap Rate for this Index Strategy is shown on the Index Strategies Specifications Schedule and is applicable for the Index Strategy Term as of the Effective Date.

Participation Rate: The Participation Rate is the percentage of an Index increase that will be used in calculating the Index Credit to the Index Strategy Base at the end of an Index Strategy Term, subject to by the Cap Rate. The Participation Rate may vary by Index, Index Strategy Term and Buffer. The initial Participation Rates for this Index Strategy are shown on the Index Strategies Specifications Schedule and are applicable for the Index Strategy Term as of the Effective Date.

Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. The Buffer may vary by Index and Index Strategy Term. The Buffer for this Index Strategy is shown on the Index Strategies Specifications Schedule.

Index Credit: On each Index Strategy End Date, we will calculate the Index Credit, if any, to be credited to the Index Strategy Base. The Index Credit is calculated by multiplying the Participation Rate by the percentage change in the Index, known as the Index Return up to the Cap Rate. The Index Return is determined by (A - B) / B, where:
A = the Index Value on the Index Strategy End Date

B = the Index Value on the Index Strategy Start Date

If the Index Return on the Index Strategy End Date is positive, the Index Credit is equal to the Participation Rate multiplied by the Index Return subject to the Cap Rate.

If the Index Return on the Index Strategy End Date is zero or negative but within the Buffer, the Index Credit is zero. Otherwise, if the Index Return is negative, the Index Credit is equal to the Index Return plus the Buffer.
Subsequent Index Strategy Terms: We will declare Participation and Cap Rates for each subsequent Index Strategy Term. The new Participation and Cap Rates may be higher or lower than the initial Participation and Cap Rates but will never be lower than the Guaranteed Minimum Participation and Guaranteed Minimum Cap Rates.

ICC25-FG-PAR(11/25)

Participation Rate with Cap Index Strategy Interim Value

When you take a Partial Withdrawal, Transfer, Performance Lock, Surrender your Annuity, or annuitize your Annuity between Index Strategy Start and End Dates, we will use an Interim Value to determine the value of your Index Strategy on the Valuation Day of the transaction. The Interim Value is also used in the event we pay a death claim to your beneficiaries during an Index Strategy Term. For more information regarding the Interim Value, please refer to the ‘Index Strategies Specifications Schedule’.

The replicating portfolio of options is equal to the (Participation Rate multiplied by AMC (At-the-Money Call Option) minus OMC (Out-of-the-Money Call Option)) minus an OMP (Out-of-the-Money Put Option).

Signed for the Company and made a part of the Contract as of the Effective Date.

PRUCO LIFE INSURANCE COMPANY
[    ] [Secretary]

ICC25-FG-PAR(11/25)